[MULTIPLIER]          1,000

                             For the years ended December 31,
                             1996         1995          1994
Net income (loss)
Net income (loss)           $(6,598)      $3,874        $4,550
Undeclared dividends on
   redeemable preferred stock
                             ------        -----         ------
Net income (loss) available
   to common stockholders   $(6,598)      $3,874         $4,550

Weighted average number of shares
Primary:
   Average common shares
     outstanding          5,734,187    5,757,054        5,637,842
   Common share equivalents
     resulting from
     assumed exercise
     of stock options           988        1,679          208,210
                         ----------    ---------        ---------
                          5,735,175    5,758,733        5,846,052
                         ==========    =========        =========
Fully diluted:
   Average common shares
     outstanding          5,734,187    5,757,054        5,637,842
   Common share equivalents
     resulting from
     assumed exercise
     of stock options           988        1,679          208,210
                         ----------    ---------        ---------
                          5,735,175    5,758,733        5,846,052
                          =========    =========        =========
Earnings (loss) per common share:
  Primary                    $(1.15)        $.67             $.78
  Fully                      $(1.15)        $.67             $.78


     Primary earnings (loss) per common share are computed by dividing net income (loss), after deduction of undeclared dividends on redeemable preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each presented period. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, an average market price is used to determine the number of common share equivalents for primary earnings (loss) per common share. The higher of the average or the end of period market price is used to determine the number of common share equivalents for fully diluted earnings (loss) per common share.
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